UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2006

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 Blair Mill Road, Willow Grove, PA		19090
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 25, 2006, Kulicke and Soffa Industries, Inc. (the “Company”) agreed to sell substantially all of the assets of its test division in two different transactions, one related to the Company’s package test business and the other related to the Company’s wafer test business.

On January 25, 2006, the Company, its wholly owned subsidiary, K&S Interconnect, Inc. and Tyler Acquisition Corp., an entity formed and controlled by Investcorp Technology Ventures II, L.P. and its affiliates (“Purchaser”) entered into an acquisition agreement pursuant to which the Company agreed to sell substantially all of the assets associated with its package test business, subject to certain liabilities, to Purchaser (the “Package Agreement”); provided that the sale of the Company’s package test assets located in China will be governed by a separate agreement. The aggregate purchase price for the assets of the package test business is $17,000,000, plus the assumption of accounts payable and certain other liabilities. The purchase price is subject to adjustment based on the working capital of the package test business as of the closing date. The closing of the sale of the non-Chinese-based assets under the Package Agreement is expected to occur by March 28, 2006, and is subject to closing conditions typical of this type of transaction. The closing of the purchase of the assets located in China is expected to occur by September 30, 2006 and also is subject to closing conditions typical of this type of transaction. Subject to certain limitations, the Company and Purchaser have agreed to indemnify each other against losses from breaches of their respective representations and warranties and covenants. The Company has also agreed to indemnify Purchaser against all losses arising in respect of any excluded liabilities and Purchaser has agreed to indemnify the Company against losses arising in respect of any assumed liabilities. The Company has agreed to place 10% of the purchase price into an escrow at the initial closing under the Package Agreement to secure its indemnification obligations.

In addition, on January 25, 2006, the Company and certain of its subsidiaries and SV Probe Pte. Ltd. and SV Probe, Inc. (collectively, “SV Probe”) entered into an asset purchase agreement pursuant to which the Company agreed to sell or cause its subsidiaries to sell substantially all of the assets associated with its wafer test business to SV Probe (the “Wafer Agreement”). The Wafer Agreement contemplates two separate and staggered closings, the later closing relating solely to the Company’s wafer test operations in China. The aggregate purchase price for the assets of the wafer test business is $10,000,000, plus the assumption of accounts payable and certain other liabilities. Approximately $5.2 million of accounts receivable are excluded from the transferred assets under the Wafer Agreement. The purchase price is subject to adjustment based on the working capital of the wafer test business as of the first closing under the Wafer Agreement. The first closing under the Wafer Agreement is expected to occur by February 28, 2006, and is subject to closing conditions typical of this type of transaction. The closing of the purchase of the assets located in China is expected to occur by the sixth month anniversary of the first closing under the Wafer Agreement and is effectively subject to the completion of the first closing. Subject to certain limitations, the Company and SV Probe have agreed to indemnify each other against losses from breaches of certain representations and warranties and covenants.

A copy of a press release announcing these transactions is furnished as Exhibit 99.1 to this report.

Item 2.02. Results of Operations and Financial Condition.

On January 26, 2006, the Company issued a press release announcing its financial results for its fiscal quarter ended December 31, 2005. A copy of this press release is furnished as Exhibit 99.2 to this report, and is incorporated by reference into this Item 2.02 as if fully set forth herein.

The information in this report, furnished under “Item 2.02. Results of Operations and Financial Condition,” shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 26, 2006
99.2	Press Release dated January 26, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 26, 2006

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ Maurice E. Carson
Name:	Maurice E. Carson
Title:	Vice President, Chief Financial Officer